SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2003

ViroPharma Incorporated

(Exact name of issuer as specified in charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	0-021699 (Commission file number)	94-2347624 (I.R.S. Employer Identification Number)

405 EAGLEVIEW BOULEVARD

EXTON, PENNSYLVANIA 19341

(Address of principal executive offices)

(610) 458-7300

(Registrant’s telephone number, including area code)

Item 5—Other Events.

ViroPharma Incorporated (“ViroPharma”) is filing a set of “Frequently Asked Questions” and the answers to these questions. The “Frequently Asked Questions” reflect information that experience has demonstrated to be often requested by analysts and investors.

ViroPharma Incorporated

Frequently Asked Questions

See “Important Information Regarding the Answers to

these Frequently Asked Questions” below.

(Revised through July 2003)

Hepatitis C Program

What is hepatitis C?

Hepatitis C virus (HCV) is recognized as a major cause of chronic hepatitis worldwide. The World Health Organization (WHO) estimates that 170 million people are infected throughout the world. According to the Centers for Disease Control and Prevention (CDC), there are nearly 4 million people infected with HCV in the United States. Approximately 85 percent of persons infected with HCV develop chronic hepatitis, of which 20 percent progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure. There are no vaccines or specific antiviral treatments available for hepatitis C, and current treatments are effective in only 10% to 40% of patients.

Do you have product candidates to treat hepatitis C?

Yes.  ViroPharma and Wyeth are advancing several distinct compound classes shown to inhibit viral replication activities in preclinical studies, and expect to advance an additional compound into human trials during the first quarter of 2004. Our recently concluded Phase I clinical study of HCV-371 indicated that the compound was safe and well-tolerated at the doses evaluated, but had no impact on HCV RNA levels at such doses. Accordingly, we have terminated the HCV-371 project. The next compound we expect to advance into clinical studies is from a different chemical series than HCV-371, has demonstrated in preclinical studies significantly greater antiviral activity than HCV-371 and exhibits other pharmacological attributes that give us a high level of confidence moving forward.

In June 2003, we amended our collaboration agreement with Wyeth to, among other things, focus the parties’ screening activity on one target, to allocate more of the collaboration’s pre-development efforts to ViroPharma (subject to our cost sharing arrangement with Wyeth for this work), and to clarify certain of the reconciliation and reimbursement provisions of the collaboration agreement. In addition, under the amended agreement both companies are permitted to work outside the collaboration on screening against targets other than the target being addressed by each company under the collaboration.

Picovir®	and Picornavirus Diseases

What are picornaviruses and what diseases do they cause?

Picornaviruses are a large, very prevalent group of RNA viruses that are responsible for a significant portion of all human viral disease. These viruses, particularly the rhinovirus and enterovirus members of the picornavirus family, cause a diverse range of illnesses. They are the predominant cause of myocarditis, encephalitis, bronchitis, otitis media, neonatal enteroviral disease, viral meningitis and the common cold. Infections by these viruses can also lead to acute disease exacerbations in individuals with asthma and chronic obstructive pulmonary disease (COPD). Immunocompromised patients, including transplant patients and patients receiving chemotherapy, are extremely susceptible to severe and life-threatening diseases caused by picornavirus infections.

What is Picovir®?

Picovir® is a proprietary, orally administered small molecule inhibitor of picornaviruses that was discovered by scientists who founded or are currently with VIROPHARMA. Picovir® has been demonstrated to inhibit picornavirus replication in vitro by a novel, virus-specific mode of action. Picovir® works by inhibiting the function of the viral protein coat, also known as the viral capsid, which is essential for virus infectivity and transmission. Laboratory studies have shown that Picovir® integrates within the picornavirus capsid at a specific site that is common to a majority of picornaviruses, including rhinoviruses and enteroviruses, and disrupts several stages of the virus infection cycle. Based on these laboratory studies, our clinical trials completed to date, and Picovir’s® broad spectrum anti-picornavirus activity, we believe that Picovir® may be useful in treating a number of picornavirus diseases. There are currently no antiviral medicines available to treat these diseases.

Oral Picovir®

As part of our effort to explore alternatives for the potential use of Picovir® to treat diseases caused by picornaviruses, ViroPharma is considering the development of Picovir® for the treatment of severe or life-threatening enteroviral infections. Since August 1996, we have made Picovir® available on an open label basis for patients with severe or life-threatening diseases caused by picornavirses, a family of viruses that include enteroviruses.

Intranasal Picovir®

While we received a not-approvable letter from the FDA in 2002 regarding an oral tablet form of Picovir® for treating the common cold in adults, we are continuing to explore ways to maximize the value of Picovir® by evaluating an intranasal approach to treating the common cold. We expect that an intranasal formulation of Picovir® would deliver a small fraction of the dose administered with the oral formulation, and at the same time deliver significantly more drug to the site of infection. As a result, we believe that an intranasal approach is the best way to reduce the risk of drug interactions. We are in discussions with potential partners for this program. While we do not intend to fund significant clinical development of Picovir® for the treatment of the common cold without a partner, we may conduct studies intended to evaluate the tolerability and antiviral activity of an intranasal formulation of Picovir®.

Discovery Research

Does ViroPharma have a bio-defense program?

Yes.  We are working with the government and others in the area of biodefense and initiated a program to discover and advance potential antiviral product candidates that address National Institutes of Health “category A viruses,” which include smallpox virus and viral hemorrhagic fever viruses (Ebola, Lassa and Rift Valley fever viruses). Last fall, we applied to be considered for government funding to help defray the costs of advancing this program.

We are collaborating in this effort with the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) in Frederick, Maryland. Compounds from our lead chemical series in smallpox have shown potent antiviral activity against the deadly smallpox (variola) virus, as well a range of orthopoxviruses including monkeypox virus. We also have demonstrated in preclinical studies that compounds in this lead smallpox antiviral series are orally bioavailable in animals. Further details of the virological and pharmacological attributes of these compounds will be presented at an upcoming scientific conference.

We plan to advance this smallpox compound series into preclinical development to further optimize the antiviral and pharmacological properties of these compounds, and evaluate their efficacy in animal models of orthopoxvirus infection with our collaborators at USAMRIID and the Centers for Disease Control and Prevention (CDC).

Is ViroPharma trying to discover treatments for SARS?

Yes.  We are currently evaluating compounds from our chemical library for potential inhibitors of the recently identified coronavirus that is believed to cause severe acute respiratory syndrome (SARS). The SARS coronavirus (SARS-CoV) is an RNA virus, a virus group for which we have substantial expertise in antiviral drug discovery and development.

We are collaborating with USAMRIID on this program as well. USAMRIID and ViroPharma have together established a high capacity testing assay and are evaluating compounds provided by us in an effort to discover specific antiviral compounds that prevent SARS-CoV from attacking healthy human cells.

Important Information Regarding the Answers to these

“Frequently Asked Questions”

The answers to these “Frequently Asked Questions” contain forward-looking statements that involve a number of risks and uncertainties, including those relating to:

•	our plan to advance a HCV product candidate into clinical trials during the first quarter of 2004;
•	our consideration of the development of Picovir® for the treatment of severe or life-threatening infections caused by enteroviruses;
•	our evaluation of an intranasal formulation of Picovir® for the treatment of the common cold;
•	our expectation that an intranasal formulation of Picovir® would reduce the overall amount of the drug delivered, while at the same time increasing the amount of drug delivered to the site of infection, and reduce the risk of drug interactions;
•	our consideration of studies to evaluate the tolerability and antiviral activity of an intranasal formulation of Picovir®;
•	our plan not to fund additional significant clinical development of Picovir® for the treatment of the common cold without a partner;
•	our efforts to engage a partner for the development and commercialization of an intranasal formulation of Picovir® to treat the common cold;
•	our plan to advance our smallpox lead compound series into preclinical development;
•	our efforts to discover and develop a treatment for SARS and for other “Category A” viruses; and
•	our efforts to secure government funding for the discovery of treatments for disease caused by “Category A” viruses in our biodefense initiative.

Our actual results could differ materially from those results expressed in, or implied by, the answers to these forward-looking statements. There can be no assurance that:

•	we will, or will be able to, initiate preclinical or clinical studies with any HCV or smallpox product candidate in the timeframe that we expect, or at all;
•	the results of our preclinical or clinical studies of any product candidate will be positive;
•	we will develop, or will be successful in developing, Picovir® to treat patients suffering from sever or life-threatening diseases caused by enterovirus infections;

•	we will conduct studies to evaluate the tolerability and antiviral activity of an intranasal formulation of Picovir®, or that we will be successful in developing a viable intranasal formulation of Picovir® for the treatment of the common cold;
•	an intranasal formulation of Picovir® will reduce the risk of drug interactions;
•	we will be successful in engaging a partner for the development and commercialization of an intranasal formulation of Picovir® to treat the common cold;
•	we will be able to discover or develop a treatment for SARS or for any “Category A” viruses; or
•	we will be able to secure government funding for the discovery of treatments for disease caused by “Category A” viruses in our biodefense initiative, we will be able to advance that program in the timeframe that we expect, or that we ultimately will be successful in our biodefense efforts.

Conducting clinical trials for investigational pharmaceutical products are subject to risks and uncertainties. Our efforts in smallpox, biodefense generally and SARS are discovery stage programs, and as such are inherently uncertain. The discovery of active compounds, advancing promising active compounds through preclinical development and clinical development, and pursuing regulatory approval of product candidates that appear to demonstrate the requisite safety and efficacy, requires considerable time and expense, and the outcomes of those efforts are uncertain. For programs in preclinical or clinical development, there can be no assurance that planned clinical trials can be initiated, or that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with ViroPharma’s anticipated schedule. These factors, and other factors, including, but not limited to those described in ViroPharma’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in the answers to these Frequently Asked Questions. The forward-looking statements contained in the answers to these Frequently Asked Questions may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: August 1, 2003	By:	/s/ Thomas F. Doyle
Thomas F. Doyle Vice President, General Counsel and Secretary

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